                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.--)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[x] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12

                                FPA CORPORATION
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

               ----------------------------------------------------------------
          2)   Aggregate number of securities to which transaction applies:

               ----------------------------------------------------------------
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

               ----------------------------------------------------------------
          4)   Proposed maximum aggregate value of transaction:

               ----------------------------------------------------------------
          5)   Total fee paid:

               ----------------------------------------------------------------


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount Previously Paid:

               ----------------------------------------------------------------
          2)   Form, Schedule or Registration Statement no.:

               ----------------------------------------------------------------
          3)   Filing Party:

               ----------------------------------------------------------------
          4)   Date Filed:

               ----------------------------------------------------------------

                                FPA CORPORATION
                          3333 Street Road, Suite 101
                         Bensalem, Pennsylvania 19020
                              ------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 5, 1997
                              ------------------

To the Stockholders of FPA Corporation:

         The Annual Meeting of Stockholders of FPA Corporation (the "Company") will be held on Friday, December 5, 1997, at 11:00 a.m., Philadelphia time, at the offices of Drinker Biddle & Reath LLP, 21st Floor, 1345 Chestnut Street, Philadelphia, Pennsylvania, for the following purposes:

         1.       Election of Directors;

         2. Ratification of the appointment of Price Waterhouse LLP as independent accountants of the Company for the 1998 fiscal year; and

         3. Transaction of such other business as properly may be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 3, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record on the transfer books of the Company at the close of business on that date are entitled to notice of and to vote at the Meeting.

         IT WILL BE APPRECIATED IF THOSE WHO DO NOT EXPECT TO ATTEND THE MEETING WILL MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, AND ANY STOCKHOLDER WHO IS PRESENT AT THE MEETING MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

November 4, 1997               By Order of the Board of Directors
                               JOSEPH A. SANTANGELO,
                               Secretary-Treasurer and Chief Financial Officer

                                FPA CORPORATION

                            Corporate Headquarters:

                          3333 Street Road, Suite 101
                         Bensalem, Pennsylvania 19020
                       Telephone Number: (215) 245-7500

                              -------------------

                                PROXY STATEMENT
                              -------------------



                                    GENERAL

         This proxy statement is furnished to stockholders of FPA Corporation (the "Company") in connection with the solicitation, by order of the Board of Directors of the Company, of proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on Friday, December 5, 1997, at 11:00 a.m., Philadelphia time, at the offices of Drinker Biddle & Reath LLP, 21st Floor, 1345 Chestnut Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about November 4, 1997.

         The record date of stockholders entitled to notice of and to vote at the Meeting has been fixed as the close of business on November 3, 1997. The transfer books have not been and will not be closed. Only stockholders of record at the close of business on the record date shall be entitled to notice of and to vote at the Meeting.

         As of November 3, 1997, the Company had outstanding 11,356,018 shares of Common Stock, par value $.10 per share (the "Common Stock"), and 1,342,113 shares held in treasury, which are not eligible to be voted. Each share of outstanding Common Stock entitles the holder to one vote, without cumulation, on each matter to be voted upon at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum.

         The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and any costs of solicitation will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, the proxy, this proxy statement and the Annual Report, which are herewith enclosed. The solicitation will be conducted principally by mail, although Directors, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse such persons for their reasonable expenses in so doing.

         Shares of the Company's Common Stock represented by any unrevoked proxy in the enclosed form will be voted in accordance with the specifications made on such proxy, if it is properly executed and received prior to voting at the Meeting. Any properly executed proxy received on a timely basis on which no specification has been made by the stockholder will be voted (i) "FOR" the election as Directors of the nominees listed herein (or for such substitute nominees as may be nominated in the event the initial nominees become unavailable); (ii) "FOR" the ratification of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ended June 30, 1998 ("Fiscal 1998"); and (iii) in the discretion of the Proxy Committee of the Board of Directors, upon all other matters requiring a vote of stockholders which may properly come before the Meeting and of which the Board of Directors was not aware a reasonable time before this solicitation.

         The Proxy Committee, selected by the Board of Directors, consists of Jeffrey P. Orleans, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Benjamin D. Goldman, President, Chief Operating Officer and Director of the Company. If the enclosed proxy is executed and returned, it may, nevertheless, be revoked at any time before it has been exercised upon written notice to the Secretary of the Company. The proxy shall be deemed revoked if a stockholder is present at the Meeting and elects to vote in person.

                       PROPOSAL 1. ELECTION OF DIRECTORS

                             NOMINEES FOR ELECTION


         The stockholders are being asked to elect seven Directors, who will comprise the entire Board of Directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. The nominees constitute seven of the current members of the Board of Directors, all of whom were previously elected by the stockholders.

         In the event that any nominee for Director should become unavailable, which event the Board of Directors does not anticipate, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board of Directors unless otherwise indicated by the stockholder on the proxy.


                                                                                                       Director
Name                               Age          Present Position with the Company                       Since
----                               ---          ---------------------------------                      --------
Sylvan M. Cohen(1)(3)(4)(6)........83           Director                                                 1965

Benjamin D. Goldman(5)(6)..........51           President, Chief Operating Officer                       1992
                                                and Director

Robert N. Goodman(2)...............45           Director                                                 1994

Andrew N. Heine(2).................68           Director                                                 1994

David Kaplan(2)(3)(4)..............52           Director                                                 1994

Lewis Katz(1)(3)(4)(5).............55           Director                                                 1987

Jeffrey P. Orleans(1)(5)(6)........51           Chairman of the Board                                    1983
                                                and Chief Executive Officer

------------------
(1)      Member of the Executive Committee, of which Mr. Cohen is Chairman.
(2)      Member of the Audit Committee, of which Mr. Kaplan is Chairman.
(3)      Member of the Compensation Committee, of which Mr. Kaplan is Chairman.
(4) Member of the 1992 Incentive Stock Option Committee, of which Mr. Kaplan is Chairman.
(5)      Member of the committee designated to administer the 1992 Stock
         Option Plan for Non-Employee Directors (the "1992 Director Option
         Plan Committee"), of which Mr. Orleans is Chairman.
(6) Member of the committee designated to administer the 1995 Director Option Plan (the "1995 Director Option Plan Committee").

Directors

         Jeffrey P. Orleans has served as Chairman of the Board and Chief Executive Officer of the Company since September 1986. From September 1986 to May 1992 he also served as President of the Company. In addition, Mr. Orleans is a general partner of Orleans Builders & Developers and served as the Chief Executive Officer and the sole shareholder of Orleans Construction Corp. ("OCC"), residential real estate developers, until its acquisition by the Company on October 22, 1993. Mr. Orleans serves as a Director of CoreStates New Jersey National Bank, a subsidiary of CoreStates Financial Corporation, and is a Trustee of Pennsylvania Real Estate Investment Trust.

         Benjamin D. Goldman was elected President, Chief Operating Officer and a Director of the Company in May 1992. Prior to that date, he served as Executive Vice President and Secretary of the Company from May 1989 until May 1992.

         Sylvan M. Cohen has been a Director of the Company since 1965. Until October 1995, Mr. Cohen was a senior partner in the law firm of Cohen, Shapiro, Polisher, Shiekman and Cohen, Philadelphia, Pennsylvania, which prior to October 1995 served as counsel to the Company. In October 1995, Mr. Cohen joined the law firm of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, which currently serves as counsel of the Company. Mr. Cohen is also Chairman of the Board of Trustees and Chief Executive Officer of Pennsylvania Real Estate Investment Trust, Fort Washington, Pennsylvania, a Managing Trustee of Arbor Property Trust and a Trustee of EQK Realty Investors I.

         Lewis Katz has been a Director of the Company since 1987. For more than five years he has been a senior partner in the law firm of Katz, Ettin, Levine, Kurzweil, Weber & Scialaeba, P.A., Cherry Hill, New Jersey. Mr. Katz is also Chairman of the Board of Kinney Parking, Inc., an owner and operator of parking facilities in the northeastern United States. In addition, Mr. Katz is a Director of Bally Gaming International, Inc. and DiGiorgio Corporation.

         Robert N. Goodman has served as a Director of the Company since April 1994. For more than five years he has served as President and Chief Operating Officer of Goodtab Corporation, Los Angeles, California, which is engaged principally in real estate and financial consulting on a nationwide basis. From December 1990 through July 1992, Mr. Goodman also served as Chairman of the Board and President of Regency Equities Corp., Los Angeles, California, which is engaged in real estate-related investments. Mr. Goodman owns a controlling equity interest in JDT Consulting Group, the sole general partner of LoJolla Village Professional Center Associates, a California limited partnership (the "Partnership"). The Partnership filed for a petition under Chapter 11 of the federal bankruptcy code on April 23, 1996.

         Andrew N. Heine has served as a Director of the Company since April 1994. For more than five years Mr. Heine has been an attorney and private investor in New York, New York. Mr. Heine is a Director of The Olsten Corporation and Citizens Utilities Company.

         David Kaplan has served as a Director of the Company since April 1994. Since 1996, Mr. Kaplan has been a principal in Autumn Hill Capital, Inc., a real estate advisory and investment banking firm and managing partner of Kingsbridge Partners LLC, a real estate investment firm. Prior to that time he was a principal of Victor Capital Group, L.P., which engaged in real estate advisory services and investment banking. Mr. Kaplan serves as a director of Pacific Greystone Corp.

Executive Officers

         Michael T. Vesey, 38, is Executive Vice President-Project Management of the Company. He has held that position since July 1, 1994. Since 1987, Mr. Vesey has been responsible for project management of the Company's Pennsylvania communities.

         Joseph A. Santangelo, 43, is Chief Financial Officer, Treasurer and Secretary of the Company. He has held the position of Chief Financial Officer since July, 1994, and he has been Treasurer of the Company since 1987.

         Michael Karmatz, 58, has been Executive Vice President-Orleans Construction Company, a subsidiary of the Company, since February, 1992.

         Gary G. Schaal, 47, is Executive Vice President-Sales and Marketing of the Company. He has held that position since September, 1995. From July, 1987 to November, 1994, Mr. Schaal was a Senior Vice President of Scarborough Corporation and from November 1994 until joining the Company he was a Vice President of Scarborough Homes, Inc.

Committees and Meetings of the Board of Directors

         The Board of Directors held three meetings during the fiscal year ended June 30, 1997 ("Fiscal 1997"). The Company has standing Executive, Audit, Compensation, 1992 Incentive Stock Option, 1992 Director Option Plan and 1995 Director Option Plan Committees. The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried on by the Board of Directors as a whole.

         The Executive Committee has and exercises the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board. During Fiscal 1997, the Executive Committee acted by unanimous consent and held no formal meetings.

         The Audit Committee recommends the appointment of independent accountants, reviews with the independent accountants the adequacy of the system of internal accounting controls of the Company and discusses with management and the independent accountants the annual financial statements and principal accounting matters. During Fiscal 1997, the Audit Committee met once.

         The Compensation Committee reviews the general compensation arrangements and structure of the Company, reviews salaries and other compensation arrangements for the executive officers of the Company and makes recommendations concerning such compensation to the Board of Directors. During Fiscal 1997, the Compensation Committee held no formal meetings.

         The 1992 Incentive Stock Option Committee, reconstituted on July 18, 1994, administers the Company's 1992 Incentive Stock Option Plan and awards thereunder. During Fiscal 1997, the 1992 Incentive Stock Option Committee acted by unanimous consent and held no formal meetings. The 1992 Director Option Plan Committee awards options under the 1992 Director Option Plan. The 1992 Director Option Plan Committee did not meet during Fiscal 1997. In connection with the 1995 Director Option Plan, the 1995 Director Option Plan Committee was established in February 1995 to administer the plan.
The committee held no formal meetings in Fiscal 1997.

         During Fiscal 1997, all incumbent directors attended in person or by conference call at least 75% of the total number of meetings of the Board of Directors and Committees of the Board on which they served, except for Messrs. Heine, Kaplan & Katz, each of whom attended two of the three meetings of the Board of Directors held in such year.

Compensation of Directors

         Each Director who is not an employee of the Company is entitled to receive a basic fee of $6,000 annually for his service on the Board, plus an attendance fee of $1,500 for each Board meeting and $500 for each Committee meeting.

         Each Director of the Company who was not an employee of the Company or any affiliate of the Company and who had been a Director for at least three years as of January 4, 1993 (the "1992 Eligible Directors") was granted an option to purchase 25,000 shares of the Company's Common Stock under the FPA Corporation 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan"). Under the 1992 Director Option Plan, shares subject to an option become eligible for purchase on a cumulative basis in equal installments of 6,250 shares each, beginning on August 19, 1994, the date stockholders approved the 1992 Director Option Plan, and on January 1 of each of the years 1994 through 1996, inclusive. Each option granted under the 1992 Director Option Plan expires 10 years from the date of the grant and is subject to earlier termination upon the occurrence of certain events, including under certain circumstances termination of service on the Board of Directors. Messrs. Cohen and Katz have received options for 25,000 shares each under the 1992 Director Option Plan.

         On February 27, 1995, the Board of Directors adopted, subject to stockholder approval, the 1995 Director Option Plan. Under the 1995 Director Option Plan, options for 25,000 shares of the Company's Common Stock were granted on February 28, 1995, subject to stockholder approval, to each director who was not an employee of the Company or any affiliate of the Company and who was ineligible to participate in any other stock option plan of the Company on February 28, 1995. Options for 25,000 shares each were granted to Messrs. Goodman, Heine and Kaplan. Under the terms of the 1995 Director Option Plan, 6,250 shares of Common Stock became eligible for purchase on December 8, 1995, the date that the 1995 Director Option Plan was approved by the Company's stockholders, and on each of February 28, 1996, 1997 and 1998.



                    PROPOSAL 2. RATIFICATION OF APPOINTMENT
                          OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has determined to appoint Price Waterhouse LLP as independent accountants of the Company for the Company's 1998 fiscal year, subject to ratification of such appointment by the stockholders at the 1997 Annual Meeting. The ratification of the appointment of independent accountants by the stockholders is not required by law or by the Company's By-laws; however, the Board of Directors has decided to submit this matter to the stockholders because it believes that it is good practice to do so. A majority of the votes cast on the ratification of the appointment of Price Waterhouse LLP is necessary to approve this matter. For such purposes, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in favor of the ratification. If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of Price Waterhouse LLP, the Board of Directors will appoint other independent accountants as soon as is practical and before the close of the 1998 fiscal year. In the absence of instructions to the contrary, proxies will be voted in favor of the ratification of the appointment of Price Waterhouse LLP as independent accountants of the Company to serve until the next Annual Meeting of Stockholders.

         A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting to make a statement if desired and will be available to respond to any appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1998.


                                 OTHER MATTERS


         The Board of Directors is not aware at present of any other matters which will or may come before the Annual Meeting of Stockholders and which require a vote of the Stockholders. If any such matter is properly brought before the meeting, the Proxy Committee will vote thereon in its discretion. You are urged to mark, sign and date your proxy and return it immediately.


                            ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

         Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Form 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for Fiscal 1997 were made on a timely basis except that Mr. Karmatz filed his Form 3 late.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of the close of business on September 30, 1997, certain information with respect to the beneficial shareholdings of each director or nominee, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Company's shares of Common Stock, based upon Company records or Securities and Exchange Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                  Number of Shares          Percent
Name of Beneficial Owner                                         Beneficially Owned        of Class
------------------------                                         ------------------        --------

Jeffrey P. Orleans, Director and Executive Officer...........       7,091,375(1)              62.4%
  3333 Street Road, Suite 101
  Bensalem, PA  19020

Robert N. Goodman, Director .................................         251,849(2)               2.2

Benjamin D. Goldman, Director and Executive Officer .........       1,129,675(3)               9.6

Lewis Katz, Director ........................................         359,000(4)               3.2

Sylvan M. Cohen, Director....................................          85,752(5)                *

Joseph A. Santangelo, Executive Officer.................. . .          72,500(6)                *

Michael T. Vesey, Executive Officer .........................         171,000(7)               1.5

David Kaplan, Director ......................................          52,750(8)                *

Michael Karmatz, Executive Officer of OCC....................          30,400(9)                *

Gary Schaal, Executive Officer...............................          55,000(10)               *

Andrew N. Heine, Director ...................................          18,750(11)               *

All directors and executive officers
  as a group (11 persons) ...................................       9,318,051(12)             77.6

-----------
*      Less than 1% of the outstanding shares of Common Stock of the Company.
 (1) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation, of which Mr. Orleans is a 50% stockholder and (b) 700 shares held as custodian for a minor son and minor daughter. See "Certain Relationships and Related Transactions" for the terms of a transaction under which Mr. Orleans could acquire additional shares of the Company's common stock.
 (2) The shares reflected consist of (a) 65,100 shares owned by Goodtab Corporation (of which Mr. Goodman is the sole shareholder), (b) 167,999 shares owned by GFPA Corporation (of which Mr. Goodman is the sole shareholder), and (c) 18,750 shares issuable upon exercise of the vested portion of outstanding stock options.
 (3) Includes (a) 450 shares held by Mr. Goldman in his capacity as trustee for a minor child, (b) 400,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (c) 600,000 held in three separate trusts for the benefit of the children of Mr. Orleans, as to which Mr. Goldman is, in each case, sole trustee.
 (4) Includes 25,000 shares issuable upon exercise of the vested portion of outstanding stock options.
 (5) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation of which Mr. Cohen is a 50% shareholder,
       (b) 450 shares held by Mr. Cohen's adult sons (for which Mr. Cohen disclaims beneficial ownership), (c) 6,125 shares held by Mr. Cohen's wife (for which Mr. Cohen disclaims beneficial ownership) and (d)
       25,000 shares issuable upon exercise of the vested portion of outstanding stock options.
 (6) Includes 40,000 shares issuable upon the exercise of vested portion of outstanding stock options.
 (7) Includes 55,000 shares issuable upon exercise of the vested portion of outstanding stock options.
 (8) Includes 18,750 shares issuable upon exercise of the vested portion of outstanding stock options.
 (9) Consists of 15,000 shares issuable upon exercise of the vested portion of outstanding stock options and 15,400 shares held by Mr. Karmatz' wife.
(10) Includes 30,000 shares issuable upon the exercise of the vested portion of stock options.
(11) Consists of 18,750 shares issuable upon exercise of the vested portion of outstanding stock options.
(12) Includes 646,250 shares issuable upon exercise of the vested portion of outstanding stock options.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table sets forth information as to all compensation paid by the Company for services in each of the Company's last three fiscal years ended June 30, 1997 to (i) the Company's Chief Executive Officer and (ii) the four most highly compensated officers other than the Chief Executive Officer who were serving as executive officers at the end of Fiscal 1997 and whose total annual salary and bonus exceeded $100,000 in Fiscal 1997 (together with the Chief Executive Officer, the "Named Executive Officers").


                                                                                                                   Long-Term
                                                                                                                 Compensation
                                                                                                                 ------------

                                                             Annual Compensation                                    Awards
                                                             -------------------                                    ------

                                                                                           Other Annual      Number of Securities
Name and Principal Position              Fiscal Year          Salary           Bonus       Compensation*      Underlying Options
---------------------------              -----------          ------           -----       ------------       ------------------
------------------------------------------------------------------------------------------------------------------------------------

Jeffrey P. Orleans                               1997         $ 300,000      $59,100            $2,375                --
   Chairman and CEO                              1996           300,000       28,590             2,375                --
                                                 1995           300,000       72,450             1,310                --


Benjamin D. Goldman                              1997           250,000       39,400             2,375                --
   President and                                 1996           250,000       19,060             2,111                --
   Chief Operating                               1995           250,000       48,300             1,675                --
   Officer

Michael T. Vesey                                 1997           175,000       20,000             2,375             200,000
   Executive Vice                                1996           175,000       10,000             2,375              70,000
   President-Project                             1995           150,000       25,000             2,310                --
   Management

Michael Karmatz                                  1997           150,000       11,000             2,000                --
   Executive Vice                                1996           150,000        6,200             1,866                --
   President-OCC                                 1995           150,000       10,000             1,605


Gary G. Schaal (1)                               1997           125,000       19,700             2,375                --
   Executive Vice President                      1996            98,558        9,530             1,404              60,000
   Sales and Marketing                           1995                --           --                --                --


------------------
* In all cases, amounts contributed by the Company to a 401(k) (defined contribution) retirement plan.

(1) Mr. Schaal joined the Corporation in September 1995 as Executive Vice President-Sales and Marketing.


         On July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in fiscal 1995 and thereafter. For a summary of the Bonus Plan and certain awards made thereunder, see
"Compensation Committee Report on Executive Compensation."

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table sets forth individual exercises of stock options during Fiscal 1997 and year-end values by the Named Executive Officers.



                                                                    Number of Securities
                                                                        Underlying                       Value of Unexercised
                                                                  Unexercised Options at                 In-the-Money Options
                                                                     June 30, 1997 (#)                  at June 30, 1997 ($)(1)
                                                               -----------------------------         --------------------------

                              Shares
                             Acquired            Value
         Name             on Exercise (#)    Realized ($)        Exercisable    Unexercisable           Exercisable   Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

Jeffrey P. Orleans              --                --                --               --                        --            --

Benjamin D. Goldman             --                --              400,000            --                   $50,000            --

Michael T. Vesey                --                --               45,000         250,000                      --            --

Michael Karmatz                 --                --               15,000            --                        --            --

Gary G. Schaal                  --                --               20,000          40,000                      --            --

------------------
(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing market price of the Company's Common Stock on June 30, 1997 was $0.875 per share.


Option/SAR Grants Table


         The following table sets forth information concerning individual grants of stock options and stock appreciation rights made during the fiscal year ended June 30, 1997 to the named executive officers. Neither the Chief Executive Officer nor the other most highly compensated executed officers named in the "Summary Compensation Table" above, other than Mr. Vesey, were granted stock options or stock appreciation rights during the fiscal year ended June 30, 1997.


                                                                                                   Potential realizable value at
                                                                                                   Assumed Annual Rates of Stock
                                                                                                   Price Appreciation for Option
                                      Individual Grants                                                      Term (1)
---------------------------------------------------------------------------------------------   -----------------------------------
                               Number of        % of Total
                               Securities      Options/SARs
                               Underlying       Granted to
                              Options/SARs     Employees in        Exercise       Expiration
           Name               Granted (#)       Fiscal Year      Price (R/SH)        Date        0%($)(2)       5%($)        10%($)
           ----               -----------       -----------      ------------        ----        --------       -----        ------

Michael T. Vesey (3)            200,000             100%             1.50          10/11/06         -0-        $188,668     $478,123

----------------------

(1) These assumed annual rates of stock price appreciation are specified by the Securities and Exchange Commission. No assurance can be given that such rates will be achieved.
(2) Reflects no appreciation because the exercise price was equal to the closing price of the Common Stock on the American Stock Exchange on the date of grant.
(3) The shares of stock subject to the options granted to Mr. Vesey become eligible for purchase on a cumulated basis as follows: (a) 30,000 shares at $1.50 per share on October 11, 1997 and on each of the next five anniversary dates thereof; and (b) 20,000 shares at $1.50 per share on October 11, 2003.


Performance Graph

         The graph set forth below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock of the Company during the five years ended June 30, 1997 with (i) the cumulative total return on the American Stock Exchange Index and (ii) the cumulative total return on a selected peer group consisting of six companies engaged in residential real estate development similar in scope and character or in reasonable geographic proximity to the Company's development activities: Continental Homes Holding Corp., Hovnanian Enterprises, Inc. (Class A), Oriole Homes Corp. (Class B), Calton Inc., Standard-Pacific Corp. and Toll Brothers, Inc. The comparison assumes $100 was invested on June 30, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends. The closing market price of the Company's Common Stock as of June 30, 1997 was $0.875.

                Comparison of Five Year Cumulative Total Return

               Total Shareholder Returns - Dividends Reinvested

                                          Annual Return Percentage
                                                YEARS ENDING
     Company/Index             Jun93     Jun94     Jun95     Jun96     Jun97
==============================================================================
FPA CORP                      228.57    -21.74    -52.80      5.93    -22.22
AMERICAN STOCK EXCHANGE        14.49     -2.34     17.95     15.31      7.94
PEER GROUP                     23.17     -2.86     -1.94      6.19     14.03

                                              Indexed returns
                                                YEARS ENDING
     Company/Index             Jun92   Jun93   Jun94   Jun95   Jun96   Jun97
==============================================================================
FPA CORP                        100   328.57  257.14  121.37  128.57  100.00
AMERICAN STOCK EXCHANGE         100   114.49  111.81  131.88  152.07  164.15
PEER GROUP                      100   123.17  119.65  117.32  124.58  142.07

Peer Group Companies:
------------------------------------------------------------------------------
CALTON INC.
CONTINENTAL HOMES HOLDING CP
HOVNANIAN ENTRPRS INC -CL A
ORIOLE HOMES CORP -CL B
STANDARD PACIFIC CP
TOLL BROTHERS INC

                             TOTAL SHAREHOLDER RETURNS

    $350 |--------------------------------------------------------------------
         |
         |                #
         |
         |
    $300 |--------------------------------------------------------------------
         |
         |
         |
         |                             #
    $250 |--------------------------------------------------------------------
         |
         |
         |
D        |
    $200 |--------------------------------------------------------------------
O        |
         |
L        |
         |                                                                   @
L   $150 |-----------------------------------------------------@--------------
         |                                                                   *
A        |                                        @            #
         |                *            *          #*           *
R        |                @            @
    $100 #@*-----------------------------------------------------------------#
S        |
         |
         |
         |
     $50 |--------------------------------------------------------------------
         |
         |
         |
      $0 |--------------------------------------------------------------------
         Jun92        Jun93        Jun94        Jun95        Jun96        Jun97

                                 YEARS ENDING

          # = FPA CORP       @ = AMERICAN STOCK EXCHANGE      * = PEER GROUP

Compensation Committee Interlocks and Insider Participation

         During Fiscal 1997, Messrs. Cohen, Kaplan and Katz served on the Compensation Committee of the Board of Directors. On July 18, 1994, the 1992 Incentive Stock Option Committee was reconstituted with Messrs. Cohen, Kaplan and Katz as its sole members.

         Mr. Cohen is Chairman of the Board of Trustees and Chief Executive Officer of Pennsylvania Real Estate Investment Trust, Fort Washington, Pennsylvania ("PREIT"). Mr. Orleans also serves as a Trustee of PREIT.


                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION


Compensation Committee

         The Compensation Committee consists of Messrs. Cohen, Kaplan and Katz. The Committee is chaired by Mr. Kaplan and reviews and recommends salaries, bonuses and other forms of compensation for officers and key employees of the Company. On July 18, 1994, the members of the current Compensation Committee were appointed as the sole members of the 1992 Incentive Stock Option Committee.


Overview and Philosophy

         The Compensation Committee is mindful of the need to align the interests of management with the interests of the Company's stockholders. The establishment of the 1992 Incentive Stock Option Plan was designed to permit the Company to attract and retain talented managers and motivate such managers to enhance profitability and stockholder returns. The Committee believes that the utilization of stock option plans serves the interests of the stockholders, especially by permitting the Company to preserve cash for other operational purposes during the recovery from unfavorable economic conditions in the residential real estate industry. The Committee believes that the objectives of the stockholders will be best achieved by having a substantial portion of executive cash compensation tied to annual corporate earnings and by providing incentives to management through the use of stock options. Commencing in Fiscal 1990, the Company asked its management to reduce overhead, substantially eliminate high interest funded debt obligations and restructure the Company to enable it to have sufficient funds to meet operating needs. Since the last quarter of Fiscal 1994, the Committee has analyzed the impact and effectiveness of the results of the most recent restructuring transactions and initiatives of internal Company management. It has made and will continue to make compensation adjustments to executive officers commensurate with its evaluation.

Senior Executive Officers' Compensation

         The Board of Directors or Compensation Committee did not determine the compensation of the Company's Chief Executive Officer, Jeffrey P. Orleans, in recent fiscal years. From and after 1987, such compensation had been fixed under an employment agreement with Mr. Orleans at the same salary of $200,000 per year and an incentive compensation formula. While the formal employment agreement expired by its terms on December 31, 1992, the compensation for Mr. Orleans continued unchanged. During Fiscal 1992, Mr. Orleans voluntarily waived his right to receive his salary under the employment agreement for the major part of such fiscal year. During Fiscal 1994, Mr. Orleans' compensation was continued in accordance with the previous employment agreement until the consummation, on October 22, 1993, of the acquisition of Orleans Construction Corp. ("OCC"), which was formerly wholly-owned by Mr. Orleans.

         Following the OCC acquisition, Mr. Orleans' salary was increased to $300,000 and the salary of Benjamin D. Goldman, President and Chief Operating Officer, was increased to $250,000, each on an annualized basis, for Fiscal 1994 subject to approval by the Board of Directors, which approval was given on July 18, 1994 after review of the matter by the Compensation Committee. During Fiscal 1997, the Compensation Committee made no changes in the base salaries of any of the senior officers.

Other Executive Officers' Compensation

         The Compensation Committee has assumed responsibility for the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, other than compensation under the Company's stock option plans. The amount and nature of the compensation received by the Company's executives in Fiscal 1997 was determined in accordance with the recommendations of the Chief Executive Officer. The executive compensation program consists of three major components: base salaries, potential for annual bonuses and stock options.

Base Salary

         The compensation to executive officers of the Company is generally in the low range of base salary amounts paid to comparable executive officers at similar companies included in the table under "Executive Compensation - Performance Graph." Increases in base salaries have been limited over the last several fiscal years and are adjusted based on the performance of an individual executive, increased responsibilities assumed by such executive, compensation trends in the real estate industry and general market compensation levels for comparable positions.

Incentive Compensation Programs

         The Compensation Committee believes that it is important for the Company's objective of continuation of profitability to further align its executive officers and key employees with the stockholders' interests by establishing a direct link between executive pay and the Company's operating financial performance. Accordingly, on July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in Fiscal 1995 and thereafter, as follows:

                  A total of eight percent (8%) of the Company's consolidated operating profits (before taxes and excluding nonrecurring items, income or loss arising from extraordinary items, discontinued operations, debt repurchase at a discount, and the amount of awards under the Bonus Plan ("Pre-Tax Profits"), if any) shall be allocated for award as bonus compensation. Three percent (3%) and two percent (2%) of the Pre-Tax Profits shall be awarded as an incentive to the Chairman and the President, respectively, provided each is in office at the end of the fiscal year, subject to certain exceptions. Three percent (3%) of the Pre-Tax Profits shall be allocated for award at the discretion of the Chairman in consultation with the President to other executive officers and key employees of the Company whose performance merits recognition under goals and policies established by the Board. Any award will be pro-rated for any eligible employee who has served less than the full year with the Company.

         For Fiscal 1997, the Board continued management performance goals which included continued growth in profitability, reduction of unproductive assets, acquisition and financing of new and existing assets, and improvements by management to reduce overhead and increase efficiency. With respect to Fiscal 1997, pursuant to the Bonus Plan, 3% and 2% of the Pre-Tax Profits were awarded, respectively, to Messrs. Orleans and Goldman. The remaining 3% of Pre-Tax Profits was awarded to the Company's other senior officers (other than Mr. Schaal) based upon their attainment of certain performance goals. In addition, 1% of Pre-Tax Profits was paid as a bonus to Mr. Schaal pursuant to a written obligation to do so.

1992 Incentive Stock Option Plan

         The FPA Corporation 1992 Incentive Stock Option Plan established by the Board of Directors is intended to align directly the interests of the Company's executives and the stockholders in the enhancement of stockholder value. The ultimate value, if any, received by option holders is directly tied to increases in the Company's stock price and, therefore, stock options serve to link closely the interests of management and stockholders by motivating executives to make decisions that will serve to increase the long-term return to the stockholders. Additionally, grants under the 1992 Incentive Option Plan include vesting and termination provisions which the Board believes will encourage option holders to remain employees of the Company. With respect to Fiscal 1997, the only grant awarded under the 1992 Incentive Stock Option Plan was to Mr. Vesey for 200,000 shares. Generally, options granted under the 1992 Incentive Stock Option Plan have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, become exercisable in installments within a period of five years from the date of grant, and are contingent upon the grantee's continued employment. The number of shares for which options may be granted to an individual varies according to his or her job title, level of responsibility, and performance results.

         With respect to stock option awards granted in previous fiscal years, considerations of the 1992 Incentive Stock Option Committee have included recognition of the Company's progress with respect to its restructuring and financing transactions, the fact that the Company has been engaged in several of these long-term transactions of substantial complexity extending over several years and the effect of continuing efforts to restore profitability by reducing overhead and increasing operating efficiency. The Company's success is considered to depend in large part on the sustained effort and commitment of management. The Board of Directors and Compensation Committee believe that option awards provide long-term incentive to focus managers on building profitability and stockholder value and, as a consequence, intend to continue to utilize option awards in the future.

Other Benefits

         The Company makes available health care benefits and a 401(k) plan for executive officers on terms generally available to all Company employees. The Board of Directors believes that such benefits are comparable to those offered by other real estate developers of similar size. The amount of perquisites as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed $50,000 or 10% of the salary of any executive officer in the last fiscal year.

         Respectfully submitted,

                  The Compensation Committee
                              David Kaplan, Chairman
                              Sylvan M. Cohen
                              Lewis Katz



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In connection with the Company's discretionary secured line of credit in the maximum principal amount of $6.6 million entered into in April, 1996, the Company and the lending bank agreed to enter into certain arrangements with Jeffrey P. Orleans, Chairman and Chief Executive Officer of the Company, relating to existing borrowings by the Company from Mr. Orleans. These arrangements included the deferral of payment by Mr. Orleans, until April 1, 1998, of an aggregate of $1.35 million due Mr. Orleans from the Company under the Company's Series A Variable Rate Notes and the Company's Series B Variable Rate Mortgage Notes, and the subordination to the bank of $3 million of advances by Mr. Orleans to the Company.

         The Board appointed a Special Committee of non-employee directors to review and recommend the permanent terms of the aggregate $3 million in advances by Mr. Orleans to the Company and the terms of the $2 million to be advanced by Mr. Orleans to the Company. On July 9, 1996, after receiving the report of the Special Committee and a preliminary report from Howard, Lawson & Co., an investment banking firm, on the fairness of the proposed terms, the Board of Directors unanimously approved the proposed terms (Mr. Orleans abstaining), and delegated to the Special Committee the authority to approve the final documentation, subject to the receipt of a written opinion from Howard, Lawson & Co. as to the fairness of the proposed terms to the shareholders of the Company. In August 1996, after receipt of an opinion from Howard, Lawson & Co., to the effect that the proposed arrangements with Mr. Orleans relating to such advances were fair to the shareholders of the Company, other than Mr. Orleans, from a financial point of view, the Special Committee approved the documentation under which these advances would be made by Mr. Orleans to the Company.

         The $3 million advance by Mr. Orleans to the Company is evidenced by the Company's $3 million Convertible Subordinated 7% Note, due January 1, 2002 (the "Convertible Note") issued pursuant to a note purchase agreement dated as of August 1, 1996. The Convertible Note provides for interest at 7% per annum and principal payments of $1 million on or before June 30 of each of 2000, 2001 and 2002. The Convertible Note contains commercially standard default and other provisions and is subordinated in right of payment to the Company's obligations under the Company's $6.6 million discretionary secured line of credit referred to above. Upon approval of a supplemental listing application by the American Stock Exchange, the holder of the Convertible Note may convert all or any portion (in integral multiples of $1 million) of the principal amount of the Convertible Note into shares of the Company's Common Stock at a conversion price of $1.50 per share, subject to adjustment for splits, combinations, and other capital changes. The closing price of the Company's Common Stock on the American Stock Exchange on July 8, 1996, the date the Board of Directors approved the terms of the borrowing, was $1.125 per share. The Company anticipates approval of the listing of the Common Stock issuable upon exercise of the Convertible Note during 1998. If Mr. Orleans were to convert the Convertible Note in full at its initial conversion price, his beneficial ownership of the Company's Common Stock would increase by 2,000,000 shares, and his percentage ownership of the outstanding common stock of the Company, based on the number of shares of Common Stock outstanding on the date hereof, would increase from approximately 62.4% to approximately 68.1%.

         The Company also entered into a note purchase agreement, also dated as of August 1, 1996, with Mr. Orleans under which Mr. Orleans agreed to advance to the Company up to $2 million against the Company's $2 million Variable Rate Note due September 30, 1998. The Company has borrowed the entire $2 million under this agreement on the date hereof. The Variable Rate Note will bear interest at 2% in excess of the prime rate of interest announced from time to time by CoreStates Bank, N.A. and will be repayable in annual principal installments of $500,000 commencing December 31, 1997. The Variable Rate Note will not be secured and will not be subordinated by its terms to the claims of any creditor of the Company.

         A. P. Orleans Insurance Agency Inc., of which Mr. Orleans is the sole shareholder, provided services to the Company in the placement of insurance during Fiscal 1997. The Company incurred approximately $50,000 for such services.

         In fiscal 1997, the Company agreed to acquire two real estate brokerage firms, A.P. Orleans, Inc.-PA and A.P. Orleans, Inc.-NJ, for an aggregate purchase price equal to the aggregate net book value of those two companies. The sale, which was effective January 1, 1997, was for an aggregate cash price of $169,136. Jeffrey P. Orleans and the Selma H. Orleans Trust each owned one-half of the outstanding shares of each such company.

         In fiscal 1997, Jeffrey P. Orleans agreed to purchase from the Company thirty-one (31) multifamily housing units located in four different multifamily communities under development by the Company for an aggregate cash purchase price of approximately $1.8 million. Twenty-six of such units are designated for occupancy by low income families under New Jersey regulation designed to assure available housing at various income levels. The prices paid for the twenty-six units, as well amounts charged for any subsequent rental, are subject to New Jersey regulation and the prices paid by Mr. Orleans for all of the units were the same prices that the Company offered the units for sale to unaffiliated third parties.

         Drinkle, Biddle & Reath LLP, of which Sylvan M. Cohen, a Director of the Company, is of counsel, performs legal services for the Company.

         In the opinion of the Board of Directors, all of the transactions described in "Certain Relationships and Related Transactions," insofar as they involve transactions by affiliates of the Company with the Company, are on terms that are comparable to, or not less favorable than, terms which would have been obtainable by the Company from unaffiliated third parties.

Deadline for Filing Stockholder Proposals for 1998 Annual Meeting

         Proposals which stockholders desire to have included in the Company's Proxy Statement for the Annual Meeting in 1998 pursuant to Exchange Act Rule 14a-5(e) must be received by the Company on or before July 17, 1998.

                          ANNUAL REPORT ON FORM 10-K

         THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1997. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO JOSEPH A. SANTANGELO, SECRETARY-TREASURER, AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE ONE OF THIS PROXY STATEMENT.


November 4, 1997                            By Order of the Board of Directors

                                               JOSEPH A. SANTANGELO,
                                               Secretary-Treasurer

                                REVOCABLE PROXY
                                FPA CORPORATION
[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                         ANNUAL MEETING OF STOCKHOLDERS
                          Wednesday, December 5, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Jeffrey P. Orleans and Benjamin D. Goldman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Stock of FPA Corporation held of record by the undersigned on the close of business on November 3, 1997 at the Annual Meeting of Stockholders to be held on Friday December 5, 1997 or at any adjournment thereof.

                                            -----------------------------------
Please be sure to sign and date              Date
 this Proxy in the box below.
-------------------------------------------------------------------------------



-------Stockholder sign above-----------Co-holder (if any) sign above----------

                                                                         For
1. ELECTION OF DIRECTORS                For            Withhold      All Except
                                        [ ]               [ ]            [ ]
   Sylvan M. Cohen, Benjamin D. Goldman,
   Robert N. Goodman, Andrew N. Heine, David Kaplan,
   Lewis Katz and Jeffrey P. Orleans

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF     For         Against        Abstain
   PRICE WATERHOUSE LLP AS THE INDEPENDENT   [ ]           [ ]            [ ]
   PUBLIC ACCOUNTANTS OF THE COMPANY FOR
   THE FISCAL YEAR ENDING JUNE 30, 1998.

3. In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment.



 + Detach above card, sign, date and mail in postage paid envelope provided. +

                                FPA CORPORATION
           3333 Street Road, Suite 101, Bensalem, Pennsylvania 19020


-------------------------------------------------------------------------------

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS; FOR PROPOSAL 2; AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

     The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of notice of the Annual Meeting of Stockholders, a Proxy Statement and an Annual report to Stockholders.

     Please date and sign exactly as you name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

--------------------------------------------------------------------------------